Exhibit 99.1

Monolithic Power Systems®, Inc.

983 University Avenue, Building A

Los Gatos, CA 95032 USA

T: 408-357-6600, F: 408-357-6601

www.monolithicpower.com

Micrel Incorporated and Monolithic Power Systems, Inc. Settle Patent and Trade Secret Litigation

San Jose, Calif., and Los Gatos, CA, September 21, 2006 — Micrel Inc., (Nasdaq:MCRL), an industry leader in analog, high bandwidth communications and Ethernet IC solutions, and Monolithic Power Systems, Inc. (“MPS”) (Nasdaq: MPWR), an industry leader in analog Power Management, announced today that they have reached a settlement of the patent infringement and trade secret misappropriation lawsuit brought by Micrel in the United States District Court for the Northern District of California. The patents and alleged trade secrets were related to semiconductor manufacturing processes and semiconductor design elements.

In the settlement, Micrel licensed U.S. Patent Nos. 5,517,046 and 5,556,796 to MPS. The companies agreed to dismiss all claims and counterclaims in the litigation with prejudice. Micrel also agreed to release MPS and its chief executive officer Michael Hsing and its chief design engineer Jim Moyer from all claims for any alleged trade secret claims based on any confidential information. In connection with the settlement, MPS agreed to pay $3,000,000 to Micrel.

About Micrel, Inc.

Micrel Inc., is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets. The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and reps worldwide. Web: http://www.micrel.com.

About Monolithic Power Systems, Inc.

Monolithic Power Systems, Inc. (MPS) develops and markets proprietary, advanced analog and mixed-signal semiconductors. The company combines advanced process technology with its highly experienced analog designers to produce high-performance power management integrated circuits (ICs) for DC to DC converters, LED drivers, Cold Cathode Fluorescent Lamp (CCFL) backlight controllers, Class D audio amplifiers, and Linear ICs. MPS products are used extensively in computing and network communications products, LCD monitors and TVs, and a wide variety of consumer and portable electronics products. MPS partners with world-class manufacturing organizations to deliver top quality, ultra-compact, high-performance solutions through the most productive, cost-efficient channels. Founded in 1997 and headquartered in Los Gatos, California, the company has expanded its global presence with sales offices in Taiwan, China, Korea, Japan, and Europe, which operate under MPS International, Ltd. Web: http://www.monolithicpower.com.

# # #

Micrel, and the Micrel logo are among the registered trademarks of Micrel, Inc. in the U.S. and certain other countries.

Monolithic Power Systems, MPS and the MPS logo are among the registered trademarks of Monolithic Power Systems, Inc. in the U.S. and certain other countries.

2